Exhibit 10.10

April 1, 1997

PERSONAL AND CONFIDENTIAL

Mr. Frank C. Cicio, Jr.
7 Aldgate Court
Princeton, NJ 08540

                  Re:  Separation, Waiver and Release Agreement

Dear Frank:

                  This Letter Agreement sets forth the understanding reached concerning your separation from Logic Works, Inc. and the settlement of all matters known or unknown which may exist between you and Logic Works, Inc., including its subsidiaries and affiliated corporations and their respective successors, assigns, representatives, agents, shareholders, officers, directors and employees (collectively the "Company").

                  The Company and you have agreed that your separation from your position as Executive Vice President of Sales and Marketing was effective as of November 15, 1996. In order to accept this Agreement, you must return one fully executed original Agreement to me within twenty-one days from its receipt.

                  This Agreement represents the amicable resolution of all matters, disputes, causes of action, claims, contentions and differences between you and the Company and embodies the full and final compromise of all matters which have, or could have, been raised with regard to your employment and termination from the Company.

                  Information regarding your options with respect to your 401(k) balance will be provided to you under separate cover. You have agreed to submit all reimbursable business expenses no later than


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December 31, 1996. Such expenses will be reimbursed in accordance with the
Company's business expense policy.

                  The Company shall, upon exercise of any options, deliver the stock certificates to you within ten (10) days. In addition, you shall have ninety (90) days from August 31, 1997, in which to exercise all options to which are now vested as well as any options you are permitted to purchase pursuant to this Agreement. Further, the Company has accelerated the vesting on a previously unvested option to purchase 45,000 shares of Common Stock to November 15, 1996. This option has an exercise price of $0.20 per share.

                  As you have been made aware, all of your employee benefits ceased at the close of business on November 15, 1996. You may continue group medical coverage for you and your eligible dependents at your own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

                  The Company, at its expense, will reimburse you for out-placement benefits. The cost of such services shall not exceed $12,000. In addition, the Company shall authorize the executive search firms with which it regularly does business to assist you in seeking new employment.

                  It is further agreed that you will direct all reference requests to the Human Resources Department at the Company's headquarters in Princeton, New Jersey. Provided that the Company receives a written release from you it will respond to any written reference request by indicating: the dates of your employment; position title; and if expressly released, your level of compensation. Moreover, it is expressly agreed that reference requests directed to Company employees other than the Human Resources Department in Princeton, New Jersey are not covered by this Agreement and the Company bears no liability for statements made by such employees.


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                  You warrant and represent that you have been compensated in full for your employment at the Company and, therefore, have no claims for unpaid wages or bonuses past, present or future; that the payments set forth above fully satisfy all claims of any kind or description and that you hereby waive any right to additional payments and benefits of any kind, with the exception of any vested benefits you may have under the Company's existing benefit plans and those benefits expressly described herein which extend beyond the date of your termination. Your rights relative to any vested benefits are subject to the terms and conditions contained in such plans. You fully recognize and agree that the payments set forth herein exceed that to which you are entitled by Company policy and such payments are made in full and complete satisfaction of any and all claims of any kind against the Company, arising from your employment and/or separation from employment with the Company.

                  In exchange for the Company providing you with the above-referenced termination benefits, which are more than you would otherwise be entitled under Company policy, you hereby waive all claims against the Company and release and discharge the Company from liability for any claims or damages that you may have against it as of the date of this Agreement, whether known or unknown to you including, but not limited to, any claims arising out of your employment relationship with and termination from the Company, or any alleged violations of any federal, state or local fair employment practices law, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement and Income Security Act of 1974, the New Jersey Law Against Discrimination or any other employee relations statute, rule, executive order, law or ordinance, tort, express or implied contract, public policy, or other obligations, including claims for physical or emotional distress or injuries or any other duty or obligation of any kind or description including costs, expenses or attorneys' fees.

                  In consideration for your entering into this Agreement, the Company agrees to waive all claims against you and release and discharge you from liability from any claims or damages that the


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Company may have against you as of the date of this Agreement, whether known or unknown to the Company.

                  By entering into this Agreement, the Company does not admit, and denies, any liability or wrongdoing, or violation of any law, statute, order, regulation or policy. It is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters, controversies, disputes, causes of action, claims, contentions and differences of any kind whatsoever which have been or could have been alleged against the Company. You acknowledge that the payments made hereunder are not part of a group exit incentive or other employment termination program offered to a group or class of employees.

                    It is understood and agreed that at the execution of this Agreement you will return to the Company all Company property including, but not limited to, laptop computers, files, papers, memoranda, letters, handbooks, manuals, computer files, Company databases, publications, facsimile or other communications that were written, authorized, signed, received, created or transmitted during or prior to your employment. Such things and documents are and remain the property of the Company and, as such, are to be returned to a Company representative at a mutually convenient time prior to January 8, 1997. You agree that you will not disclose or cause to be disclosed for any purpose whatsoever, any confidential information or confidential documents or confidential operations of the Company, including but not limited to computer files, systems, Company databases, client lists, product development data, financial information about clients, including any current and prior transactions, deals, and trades on which you have worked or have been involved during the course of your employment, unless such matters are then widely known to the public.

                  The parties represent that they are not currently involved, directly or indirectly in any legal or administrative proceedings against one another, and except for the purpose of seeking enforcement of the terms of this Agreement, you stipulate and agree that you will not file or institute or cause to have filed or instituted any civil action, complaint, charge, arbitration or other proceedings of any nature or


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description against the Company before any judicial, administrative, arbitral or other forum based upon or arising out of any claims, whether asserted or unasserted, that you may have against the Company as of the date of this Agreement.

                  In addition, you agree that you will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against the Company brought by or on behalf of any administrative agencies, employees or former employees other than pursuant to a subpoena or court order. If you are served with a legal demand or otherwise contacted and requested to appear or participate in any judicial, administrative, arbitral or other proceedings of any nature or description against the Company, you will provide the Company ten (10) days' written notice prior to the time to appear or otherwise respond to any demand to appear or participate, so that the Company may protect its rights hereunder. Such notice shall be provided in writing to the Company within ten (10) days of service on you of such subpoena, court order or request and shall be delivered personally or sent by registered or certified mail, return receipt requested, to Winston & Strawn 200 Park Avenue, New York, New York 10166-4193, Attention: William P. Perkins, Esq. and to Logic Works, Inc., University Square at Princeton, 111 Campus Drive, Princeton, New Jersey 08540, Attention: Gregory A. Peters, Executive Vice President and Chief Financial Officer. If the demand requires disclosure less than ten (10) days after receipt of notice, you may appear, provided you notify both Messrs. Perkins and Peters immediately, after receipt of notice. In any appearance, unless or until ordered by a court otherwise, you may only state that you have entered into an agreement settling your claims and that you are bound by the confidentiality provisions of that agreement from testifying further.

                  It is further agreed that all settlement discussions and matters leading up to and including this Agreement are strictly confidential. The parties further agree that neither they nor their representatives will disclose any information regarding the existence or the terms of this Agreement, and the facts and circumstances underlying the allegations leading to such Agreement; provided, however, that this paragraph shall not limit in any way the Company's right to disclose the terms, amount, and existence of


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this Agreement to its officers or agents for the purpose of complying with and effectuating the terms of this Agreement, or appropriate regulatory authorities or as otherwise required by law. This paragraph shall not limit you from disclosing the terms, amount, and fact of this Agreement to your attorney, tax preparer or immediate family members and as is otherwise required by law. You further agree that you will cooperate fully with the Company in connection with any existing or future litigation involving the Company, whether administrative, civil, or criminal in nature, in which, and to the extent, the Company deems your cooperation necessary.

                  We mutually agree that neither party to this Agreement, nor their representative, will publicly disparage or criticize the other. You expressly agree that neither you nor your representative will publicly or privately disparage or criticize the Company and you expressly agree that you will not publicly, by way of press release or otherwise, or privately disparage any of the Company's products, services, branches, subsidiaries, divisions, affiliates, related companies, or current or former officers, directors, trustees, employees, agents administrators, representatives or fiduciaries.

                  You acknowledge that a breach of any of the covenants contained herein would cause great damage and injury to the Company and that such provisions provide a material element of the Company's consideration for an inducement to enter into this Agreement. Accordingly, it is expressly understood and agreed that if the Company establishes in a proceeding, brought to enforce the terms of this Agreement, that there is a material breach by you, i.e., filing a claim which is covered by this Agreement; participating voluntarily in an action against the Company; or breaching either the confidentiality or public statements clauses herein, then the Company may, in addition to pursuing any other remedies that it may have in law or in equity, obtain an injunction against you from any court having jurisdiction over this matter, restraining any further violation of this Agreement. Your breach of any provision of this Agreement, the Company's pursuit of its rights hereunder, if any, by you shall not affect this Agreement, which shall remain in full force and effect.


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                  You acknowledge that you have afforded at least 21 days to consider the terms of this Agreement and that you were advised to consult with an attorney not connected with the Company regarding this agreement and that you are entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms. You also acknowledge that you have seven days from the date of execution of this Agreement to revoke it by notifying me in writing.

                  The terms of this Agreement, including all facts, circumstances, statements, and documents relating thereto, shall not be used as a precedent in further proceedings involving any or all of the parties hereto, nor shall the parties seek to have the terms of this Agreement admitted in any forum in any litigation for any purpose other than to secure enforcement of the terms and conditions of this Agreement, except as otherwise provided by law or as otherwise set forth in the foregoing paragraphs.

                  This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement is entered into in the State of New Jersey and the laws of the State of New Jersey, without regard to its conflicts of law provisions, will apply to any dispute concerning it. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement. This Agreement contains the entire agreement between the parties and supersedes any and all prior agreements or understandings, whether written or oral between you and the Company.

                                                     Very truly yours,


                                                     /s/GREGORY A. PETERS
                                                     --------------------
                                                     Gregory A. Peters
                                                     Executive Vice President
                                                     Chief Financial Officer

AGREED AND ACCEPTED:


BY: /s/FRANK C. CICIO, JR.                           April 1, 1997
-----------------------------------                  -----------------------
            Frank C. Cicio, Jr.                      Date


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